Union Planters Corporation

2002 Senior Management performance Incentive Plan

  Purpose. The purpose of the Union Planters Corporation 2002 Senior Management Performance Incentive Plan (the "Plan") is to promote the interests of the shareholders of Union Planters Corporation (the "Company") by providing an incentive to senior executives and key officers of the Company and subsidiaries of the Company who can contribute most to the short-term growth and profitability of the Company. It is intended that incentive awards paid under the Plan fall within the "performance-based compensation" exception contained in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Tax Code").

  Effective Date of Plan. The Plan shall be effective as of January 1, 2002, if approved by the shareholders on April 18, 2002.

  Plan Administration. The Plan shall be administered by the Salary and Benefits Committee of the Board of Directors of the Company ("Committee") whose members shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. It is intended that the directors appointed to serve on the Committee shall be "outside directors" (within the meaning of Section 162(m) of the Tax Code and the regulations thereunder) and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer awards under the Plan. The Committee shall adopt such rules of procedure as it may deem proper. The powers of the Committee shall include plenary authority to interpret the Plan, and subject to the provisions hereof, to determine the persons who are eligible to receive awards under the Plan, the terms of any awards, the Corporate Financial Criteria, Performance Goals, and other criteria applicable to such awards, and the extent to which the Company and the Participants in the Plan have achieved the performance goals. The Committee shall have the power, in its sole and complete discretion, to reduce the amount of or eliminate any award under the Plan, but the Committee shall have no power to increase any award that has been calculated pursuant to the provisions of this Plan.

  Eligibility. All senior executives and key officers of the Company or any of its subsidiaries are eligible for participation in the Plan. Actual participation in the Plan for the Plan Year will be limited to and awards may be granted under the Plan to those senior executives and key officers of the Company or any subsidiary of the Company who, in the judgment of the Committee, have an identifiable impact upon the growth and profitability of the Company and who are selected for participation in the Plan for the Plan Year by the Committee. Determination by the Committee of the senior executives and key officers who will participate in the Plan for the Plan Year shall be conclusive.

  Awards. Prior to or within 90 days after the commencement of each calendar year (the "Plan Year"), the Committee shall designate the following:

    The senior executives and key officers, if any, who will participate (the "Participants") in the Plan for the Plan Year.

    The Corporate Financial Criteria, as defined herein, which will apply to awards for the Plan Year and the weighting of the Corporate Financial Criteria.

    The Performance Goals, as defined herein, to be met by the Company for Participants to earn awards for the Plan Year and a payout matrix or grid or formula for such Corporate Financial Criteria and Performance Goals.

  After the period of time specified in the prior sentence, the Committee may designate additional officers and employees who will participate in the Plan for the Plan Year (also "Participants" for purposes hereof); provided, however, that (i) any award earned by such Participant for participation for such partial Plan Year will be pro-rated based on the number of days during the Plan Year in which the Participant participated in the Plan, and (ii) the Performance Goals for the additional Participant are established within the first 25% of the days remaining in the Plan Year.

  A Participant who terminates employment, either voluntarily or involuntarily, before the payment date for awards for the Plan Year that have not been deferred is thereby ineligible for an award under the Plan; provided; however, the Committee may, in its sole and complete discretion, determine to pay an award in the event termination was the result of death or disability of the Participant.

  Corporate Financial Criteria. For each Plan Year, the Committee shall designate one or more of the corporate financial criteria ('the "Corporate Financial Criteria") set forth in this Section 6 for use in determining an award for a Participant for such Plan Year. Corporate Financial Criteria designated for any Participant for a Plan Year may be different from those designated for other Participants in the same year. The Committee may specify Corporate Financial Criteria in relation to consolidated Company performance or in relation to performance of identifiable segments, business lines, departments, or subsidiaries of the Company. Corporate Financial Criteria shall consist of any one or more of the following financial measures: (1) book value, (2) earnings per share, (3) market capitalization, (4) net income, (5) price-earnings ratio, (6) return on assets, (7) return on equity, (8) return on revenue, (9) return on capital, (10) changes in working capital, (11) EBITDA (earnings before interest, taxes, depreciation and amortization), (12) EBIT (earnings before interest and taxes), (13) cash flow, (14) net profit before tax, (15) gross profit, (16) operating profit, or (17) shareholder return.

  Performance Goals. For each Plan Year, the Committee shall establish specific, objective performance goals (the "Performance Goals"), for each of the Corporate Financial Criteria designated by the Committee for the Plan Year against which actual performance is to be measured to determine the amount of awards. Performance Goals established by the Committee may be described by means of a grid or matrix, providing for goals resulting in the payment of awards in such percentages as the Committee may designate of the target award payable to the Participant pursuant to the provisions of this Plan. A Performance Goal may be expressed in any form the Committee determines, including, but not limited to, the following: percentage growth, absolute growth, cumulative growth, performance versus an index, performance versus a peer group, a designated absolute amount, and a per share amount.

  Determination and Payment of Awards.

    As soon as practicable after the end of the Plan Year, the Committee will determine the amount of the award earned by each Participant, based on application of the criteria specified in this Section 8. Such Committee determination must include a certification in writing that the Performance Goals and any other material terms of the award were in fact satisfied; provided that minutes of the Committee meeting (or any action by written consent) shall satisfy the written certification requirement. Payment will be made promptly after determination of the awards by the Committee unless payment of an award has been deferred pursuant to Section 11.6 hereof. Awards under the Plan shall be payable solely in cash.

    For any Participant, the award will be the amount obtained by multiplying the following amounts: (1) annual base salary as of the last day of the Plan Year, (2) a specified percentage (expressed as a decimal) determined by the Committee to apply to the Participant for the Plan Year, and (3) the percentage achievement (expressed as a decimal) of the Performance Goals for the Corporate Financial Criteria designated by the Committee for the Plan Year. Notwithstanding anything herein to the contrary, in accordance with provision in Section 3, the Committee shall have the power, in its sole discretion, to reduce or eliminate (but not increase) the award of any Participant.

    Notwithstanding anything herein to the contrary, the maximum dollar amount that may be awarded for any Plan Year to any Participant may not exceed $2.5 million.

  Termination, Suspension or Modification of the Plan. The Board of Directors or the Committee may terminate, suspend or modify the Plan at any time; provided, however, that if a modification of the Plan would require shareholder approval in order to continue to qualify Plan awards as "performance-based compensation" under Section 162(m) of the Tax Code, then such modification may be conditioned on such shareholder approval.. Notwithstanding the foregoing, no termination, suspension or modification shall affect the payment of an award for a Plan Year already ended. The Committee is expressly permitted to make any modification to the Plan that is required to conform the Plan to the requirements for the "performance-based compensation" exception under Section 162(m) of the Tax Code.

  Change in Control.

    For purposes of this Plan, a "Change in Control" means the occurrence of any one of the following events:

      The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 25% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection 10.1.1, the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company, (x) any acquisition by the company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation to a transaction which complies with clauses 10.1.3.1, 10.1.3.2, 10.1.3.3 of subsection 10.1.3 of this Section; or

      Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

      Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding company Voting Securities, as the case may be, and no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and at least a majority of the members of the board of directors of the corporation resulting from such business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination.

    Without regard to any contrary provisions of the Plan, if a Change in Control occurs, an award under the Plan shall be paid, or credited to the Participant's deferral account, if applicable, at the time specified below, to each Participant, computed as follows: the award to be paid will be in the form of a lump sum cash amount equal to the product of (i) the Participant's target bonus under the Plan for the Plan Year in which the Change in Conrol occurs, and (ii) a fraction, the numerator of which is the number of days in the Plan Year in which a Change in Control occurs through the date of the Change in Control, and the denominator of which is 365. Payment of an award under this Section 10.2 of the Plan shall be made immediately upon the occurrence of an event described in Section 10.1.1, 10.1.2 or 10.1.3 or, in the event the Company has executed an agreement to effectuate a Business Combination which, if consummated, would constitute a Change in Control, and if the Chief Executive Officer of the Company has indicated in advance a date which he believes in good faith will be the effective date of such Business Combination (the "Anticipated Effective Date"), then payment of an award under this Section 10.2 shall be made three business days prior to the Anticipated Effective Date. If the Plan remains in effect through the end of the Plan Year in which the Change in Control occurs, awards under the Plan for such Plan Year shall be calculated and paid in the manner provided in Section 8 of the Plan, but shall be reduced, dollar for dollar, by any award paid under this Section 10.2 during such Plan Year. In no event will the award payable under this Section 10.2 be reduced as a result of such year-end calculation.

  Miscellaneous.

    No Assignments. Prior to actually being received by Participant or his/her designated beneficiary, no award under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including without limitation any liability for alimony or other payments for the support of a spouse, former spouse, or any other relative of Participant, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish, execute, levy or otherwise dispose of any right to such award shall be void.

    No Right of Employment. Neither the adoption of the Plan nor the determination of eligibility to participate in the Plan nor the granting of an award under the Plan shall confer upon any Participant any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or the subsidiary to terminate such employment at any time.

    Tax Withholding. With respect to any taxable event arising as a result of the Plan, the Company or any subsidiary shall have the right to to withhold from the award or require the Participant to remit to the Company cash in an amount sufficient to satisfy any federal, state and/or local withholding tax requirements (including the Participant's FICA obligation) prior to the payment of an award hereunder.

    Governing Law. The Plan and all determinations under the Plan shall be governed by and construed in accordance with the laws of the State of Tennessee.

    Other Plans. Nothing in this Plan shall be construed as limiting the authority of the Committee, the Board of Directors, the Company or any subsidiary of the Company to establish any other compensation plan, or as in any way limiting its or their authority to pay bonuses or supplemental compensation to any persons employed by the Company or a subsidiary of the Company, whether or not such person is a Participant in this Plan and regardless of how the amount of such compensation or bonus is determined. However, no such plan will be established or operated in a way that entitles or allows a Participant to receive an award as a substitution or supplement for not achieving goals under this Plan.

    Deferrals of Awards. A Participant may elect to defer payment of his/her cash award under the Plan if permitted pursuant to the terms of a deferred compensation program of the Company existing at the time the election to defer is permitted to be made and the Participant complies with the terms of such program. Any such deferred amount will credited either with a reasonable rate of interest or a pre-established actual or phantom investment (such as a notional investment in stock of the Company) pursuant to the terms of the deferred compensation plan as then in effect.

    Section 162(m). It is the intention of the Company that all payments made under the Plan shall fall within the "performance-based compensation" exception contained in Section 162(m) of the Tax Code. Thus, unless the Board of Directors expressly determines otherwise and, except for Section 10.2 of the Plan, if any Plan provision is found not to be in compliance with such exception, that provision shall be deemed to be amended so that the provision does comply to the extent permitted by law, and in every event, the Plan shall be construed in favor of its meeting the "performance-based compensation" exception contained in Section 162(m).